Exhibit 99.1

2008 Section 16 Officers Corporate Incentive Compensation Plan (CICP)

Plan Period: January 1 – December 31, 2008
Applies to Officers of the Company under Section 16(a) of the Securities Exchange Act of 1934 (“Section 16 Officers”)
Employee Name: «Fname» «Lname»	Unit: «Unit»

General Purpose & Structure

This Corporate Incentive Compensation Plan is designed to provide you with the potential for variable pay in support of the annual financial and strategic business objectives of Pegasystems Inc. (“Pega”). Based on your role, you are eligible for a Target Incentive Opportunity, which is calculated as a percentage of your actual, earned base salary for the year. The Target Incentive Opportunity is designated according to surveyed market values.

Based on each Section 16 Officer’s position and role, he or she is eligible for a Target Incentive Opportunity, which is calculated as a percentage of his or her actual, earned base salary for the year. The Target Incentive Opportunity for each Section 16 Officer is determined by the Compensation Committee of the Company’s Board of Directors, which takes into account surveyed market values, and is approved at the beginning of the plan year.

Corporate Goal Performance & Funding

The CICP must first be funded by Pega before any incentive payments are made. Funding of the CICP is based on Pega’s attainment of financial [Revenue, Bookings and Profit (PBT)] and strategic goals (the “Corporate Goals”). Performance against financial goals will be weighted at 70% of the Corporate Goals and progress made on strategic goals will be weighted at 30% of the Corporate Goals.

The CICP will be funded at the full target level if Pega attains 100% of its aggregated Corporate Goals (referred to as “Target”). Should attainment of Corporate Goals be below Target but above Threshold (which is defined as above 70% of Target), the incentive funding will be at the same actual percentage as performance against Target. Should the corporate performance come in below Target but above Threshold (which is defined as above 70% of Target), the pool will be funded based on the level of actual performance relative to Target performance. Should corporate performance fall below Threshold, the pool will not be funded.

If corporate performance comes in above Target, the Company will provide funding in excess of the target incentive levels, with an accelerated funding rate used for the portion that exceeds Target. From 101% of Target, the accelerator will be 2.0 times the level of achievement above Target. The level of actual funding compared to Target incentive levels is called the Funding Percentage.

Once the funding for incentive compensation payments under this Plan has been established, fifty percent (50%) of the actual incentive payment to each Section 16 Officer will be made at the Funding Percentage (i.e. Target incentive x Funding Percentage x 0.50). The remaining fifty percent (50%) of the actual incentive payment to each Section 16 Officer will be adjusted by an Individual Performance Adjustment to reflect the individual Section 16 Officer’s level of contribution to the Company’s strategic goals, as determined by the Chief Executive Officer, in his discretion (i.e. Target incentive x Funding Percentage x 0.50 x Individual Performance Adjustment).

Pay out for this Plan shall be made after the close of the Plan year, but no later than March 15th of the subsequent year.

Notwithstanding the above, Pegasystems reserves the right in its sole discretion to either increase or decrease individual payout amounts.

In addition, the Chief Executive Officer and the Compensation Committee of the Company’s Board of Directors may utilize management discretion and judgment to evaluate the individuals’ contribution towards corporate goal achievement and performance to determine the final payment amounts.

2008 Section 16 Officers Corporate Incentive Compensation Plan (continued)

EQUITY SELECTION

CICP participants that are covered by the plan for the full calendar year may elect to receive half of their incentive opportunity in restricted stock units (RSUs). If elected by an employee, the equity amount will be equal in value on the date of grant to 50% of his or her Target Incentive Opportunity, calculated from the employee’s January 2008 base salary. The number of RSUs granted will be determined by dividing 50% of the employee’s Target Incentive Opportunity by the fair value of a RSU on the grant date (rounded down to the nearest whole share). If elected, the equity grant will occur during the open trading period following the release of the 2007 financial results (expected to be March 2008) and will vest 100% on the plan payout date of the following year (expected to be March 2009) for all participants. Vesting is conditioned upon Threshold funding of the plan; if Threshold funding does not occur, the equity grant cannot be exercised and will expire.

Eligibility

Only active, full time Section 16 Officers are potentially eligible for this plan. Those hired after November 1st of the Plan year will need the Chief Executive Officer’s approval to participate.

In order to receive any payments under this plan, a Section 16 Officer must: A) Be actively employed by Pegasystems Inc at the time of pay out, and B) Sign an acknowledgement that he/she has read, understood, and agreed to this plan and requirements for participation.

Legal Provisions

This short-term (one year) incentive plan supersedes all other annual incentive plans for the eligible Section 16 Officers as of the effective date and will remain in effect only for the plan year indicated.

Employees that are transferred into Section 16 Officer status or join as a Section 16 Officer during the Plan year will have a prorated payment based on time in their Section 16 Officer position.

This plan is based on the company’s current position and goals, as well as market conditions, and is subject to change. Pegasystems reserves the sole right to modify, revoke, suspend, or terminate this plan at any time.

In the event of actual termination of employment for any reason, incentive that has not yet been paid will not be paid.

The language in this policy is not intended to create, nor is it to be construed to create a contract of employment between Pegasystems and any of its employees. Employment at Pegasystems is at-will, which means the Section 16 Officer or Pegasystems can terminate the employment at any time for any reason or no reason with or without notice (to the extent permitted by law or superseded by the applicable Section 16 Officer’s Employment Agreement).

Approved by:

Chief Executive Officer, Alan Trefler                                                                 Date:

VP of HR, Carmelina Procaccini                                                                          Date:

Chief Financial Officer, Craig Dynes                                                                  Date:

Equity Election:

I elect to have 50% of my incentive opportunity in the form of:

___ RSUs

___ I do NOT elect to have 50% of my incentive opportunity in equity.

Please indicate that you have read, understood, and agree to this plan by signing below. This signed document must be returned no later than February 25, 2008.

If not returned by this date your participation will default to 100% cash election.

___________________________________________________ Date: ______________________________________

Signature of: «Fname» «Lname»

cc: Incentive file